Filed pursuant to Rule 424(b)(3)

Registration No. 333-219127

BLACKSTONE FLOATING RATE ENHANCED INCOME FUND

Supplement No. 3, dated November 24, 2021, to the

Prospectus (the “Prospectus”) and the Statement of Additional Information (the “SAI”), dated January 27, 2021,

for Common Shares of Beneficial Interest

Appointment of New Trustee

At a meeting of the Board of Trustees (the “Board”) held on November 18, 2021, the Board appointed Jane Siebels as a new Trustee to the Board, effective on that date.

The following information is added to the table under “Board of Trustees” on page 21 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by the Trustee	Other Directorships Held by the Trustee During Past Five Years
Jane Siebels Birth Year: 1960	Trustee	Since November 2021	Ms. Siebels is a Consultant at Per4M and advises a small global equity hedge fund. Prior to 2019, she was CEO and CIO of Amber Asset Management, f/k/a Green Cay Asset Management.	4	Scotia Bank (Bahamas); Scotia Trust (Bahamas); First Trust Bank (Bahamas); Global Innovation Fund; JackPotJoy (Bahamas); Amber Asset Management (until 2019); Green Cay Asset Management (until 2017)

The following sentence is added after the description of Mr. Schpero’s experience in the third sentence under “Experience of Trustees” on page 22 of the SAI:

Ms. Siebels, experience as an investment professional and service as a board member.

The following information is added to the table under “Share Ownership” on page 22 of the SAI:

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Name of Trustee	Dollar Range(1) of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities Overseen by Trustee in the Family of Investment Companies(2)
Jane Siebels	None	None

The following information is added to the table under “Compensation of Trustees” on page 23 of the SAI:

Name of Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund and Fund Complex Paid to Trustees(1)
Jane Siebels(2)	$0	$0

(2)	Ms. Siebels became a Trustee of the Fund on November 18, 2021 and therefore was not compensated by the Fund during the year ended December 31, 2020.

Under “Board Committees” on page 24 of the SAI, Ms. Siebels is added as a member of the Audit Committee and Nominating and Governance Committee.

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.

Please retain this supplement for future reference.

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